Exhibit 99.1

Longs Drug Stores Corporation Reports

45% Increase in Third Quarter Income from Continuing Operations

WALNUT CREEK, California (November 14, 2007) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary income from continuing operations for the third quarter ended October 25, 2007 of $19.3 million, or $0.51 per diluted share, an increase of 45 percent compared with income from continuing operations for the third quarter ended October 26, 2006 of $13.3 million, or $0.35 per diluted share.

Total revenues of $1.24 billion for the thirteen weeks ended October 25, 2007 were 3.3 percent higher than the $1.20 billion reported in the comparable period last year. Total retail drug store sales increased 3.1 percent and total pharmacy benefit services revenues increased 6.3 percent compared with the same period last year.

Commenting on the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “We are encouraged by our financial results for the quarter and pleased with the performance of both the retail and pharmacy benefit services segments. We are improving the profitability of our retail segment and better aligning our stores with our longer term goals while we continue to pursue new business opportunities at RxAmerica.”

During the third quarter, Longs opened 13 stores and remodeled 25 stores. The Company is estimating capital expenditures for the full year of Fiscal 2008 to be in the range of $170 million to $200 million. Longs plans to open or relocate approximately 30 to 35 stores and remodel up to 46 stores in Fiscal 2008.

The Company also announced its expansion plans to open or relocate 20 to 30 stores and remodel up to 40 stores next year and estimated capital expenditures for Fiscal 2009 in the range of $150 million to $200 million. Over the next five years, the Company plans to grow its number of stores at a compound annual growth rate of 7 percent.

During the third quarter, Longs Drugs repurchased 419,000 shares of common stock at an average price of $50.84 per share for a total investment of $21.3 million. Approximately $25 million remains under previous Board authorization and yesterday, the Board of Directors authorized the repurchase of up to an additional $200 million of the Company’s common stock during the period extending through February 28, 2011.

Third Quarter

Income

Income from continuing operations for the thirteen weeks ended October 25, 2007, was $19.3 million, or $0.51 per diluted share, compared with income from continuing operations for the thirteen weeks ended October 26, 2006 of $13.3 million, or $0.35 per diluted share.

Revenues

Total revenues of $1.24 billion for the thirteen weeks ended October 25, 2007 were 3.3 percent higher than the $1.20 billion reported in the comparable period last year. Total retail drug store sales were $1.16 billion, a 3.1 percent increase from $1.12 billion in the comparable period last year. Same-store sales increased 1.4 percent with pharmacy same-store sales increasing 2.0 percent and front-end same-store sales increasing 0.8 percent. Pharmacy sales were 52.6 percent of total drug store sales during the period, compared with 51.9 percent a year ago.

Pharmacy benefit services generated a 6.3 percent increase in revenues during the third quarter to $79.7 million compared with $75.0 million reported last year. Pharmacy benefit management services generated revenues of $19.1 million compared with third quarter revenues last year of $9.7 million and the prescription drug plans for Medicare beneficiaries generated revenues of $60.7 million compared with $65.3 million a year ago.

Retail Drug Store Gross Profit

The retail drug store gross profit for the third quarter ended October 25, 2007 was $300.8 million, or 26.0 percent of sales, compared with a gross profit of $280.1 million, or 24.9 percent of sales, last year. Growth in the retail drug store gross profit margin was primarily due to higher generic utilization, increased self-distribution of front-end merchandise and improved inventory management.

The LIFO provision for the third quarter ended October 25, 2007 was $2.0 million, down from $3.0 million a year ago.

Prescription Drug Plan Gross Profit

The prescription drug plan gross profit for the third quarter ended October 25, 2007 was $15.4 million, or 25.4 percent of prescription drug plan revenues, compared with a gross profit of $20.3 million, or 31.0 percent of prescription drug plan revenues, last year.

Operating and Administrative Expenses

Consolidated operating and administrative expenses for the third quarter ended October 25, 2007 were $302.4 million, or 24.4 percent of revenues, compared with $284.9 million, or 23.8 percent of revenues, last year. Both years include depreciation and amortization expenses. The increase in operating and administrative expenses is primarily due to store expansion.

Operating Income

Consolidated operating income for the third quarter ended October 25, 2007 was $32.1 million, or 2.6 percent of revenues. Operating income for the third quarter ended October 26, 2006, was $24.7 million, or 2.1 percent of revenues.

First Nine Months

Income

Income from continuing operations for the 39 weeks ended October 25, 2007, was $61.1 million, or $1.59 per diluted share, including $6.2 million of after-tax charges related to the planned disposition of seven California stores, or $0.16 per diluted share. Income from continuing operations for the 39 weeks ended October 26, 2006, was $49.0 million, or $1.28 per diluted share.

Net Charge for Store Disposition

On February 28, 2007, the Company announced the disposition of 31 stores, including eight California stores that would continue to be classified as continuing operations. Seven of the California stores were closed during the first half of Fiscal 2008 and one store previously included in the planned disposition will remain open. The net charges related to the disposition of seven California stores during the 39 weeks ended October 25, 2007 were $10.3 million pre-tax, $6.2 million after-tax, or $0.16 per diluted share. The charges primarily include lease-related costs net of estimated sublease rental income and severance payments offset by gains on the sale of prescription files.

Revenues

Total revenues of $3.81 billion for the 39 weeks ended October 25, 2007 were 4.0 percent higher than the $3.66 billion reported in the comparable period last year. Total retail drug store sales were $3.54 billion, a 3.5 percent increase from $3.42 billion in the comparable period last year. Same-store sales increased 1.5 percent with pharmacy same-store sales increasing 2.2 percent and front-end same-store sales increasing 0.7 percent. Pharmacy sales were 52.1 percent of total drug store sales during the period, compared with 51.2 percent a year ago.

Pharmacy benefit services generated an 11.0 percent increase in revenues during the 39 weeks ended October 25, 2007 to $270.7 million compared with $243.8 million reported last year. Pharmacy benefit management services generated a 74.5 percent increase in revenues to $47.8 million compared with revenues last year of $27.4 million and the prescription drug plans for Medicare beneficiaries generated a 3.0 percent increase in revenues to $222.9 million compared with $216.4 million a year ago.

Retail Drug Store Gross Profit

The retail drug store gross profit for the 39 weeks ended October 25, 2007 was $919.2 million, or 26.0 percent of sales, compared with a gross profit of $856.6 million, or 25.0 percent of sales, last year. Growth in the retail drug store gross profit margin was primarily due to higher generic utilization, increased self-distribution of front-end merchandise, improved inventory management and the merchandise mix.

The LIFO provision for the 39 weeks ended October 25, 2007 was $7.0 million compared with $8.3 million a year ago.

Prescription Drug Plan Gross Profit

The prescription drug plan gross profit for the 39 weeks ended October 25, 2007 was $31.0 million, or 13.9 percent of prescription drug plan revenues, compared with a gross profit of $35.3 million, or 16.3 percent of prescription drug plan revenues, last year.

Operating and Administrative Expenses

Consolidated operating and administrative expenses for the 39 weeks ended October 25, 2007 were $883.7 million, or 23.2 percent of revenues, compared with $836.9 million, or 22.8 percent of revenues, last year. Both years include depreciation and amortization expenses. The increase was primarily due to store expansion.

Operating Income

Consolidated operating income for the 39 weeks ended October 25, 2007 was $104.4 million, or 2.7 percent of revenues, including a $10.3 million pre-tax net charge related to the planned disposition of seven California stores. Operating income for the 39 weeks ended October 26, 2006, was $82.3 million, or 2.2 percent of revenues.

Discontinued Operations

The Company reported a $2.0 million net loss, or $0.05 per diluted share, from discontinued operations for the 39 weeks ended October 25, 2007. The net loss primarily includes lease-related costs net of estimated sublease rental income, severance payments and other operating losses during the closure period offset by cash proceeds from the sale of property and prescription files. As announced on February 28, 2007, the results of operations associated with the 23 stores designated for disposition in Colorado, Oregon and Washington were classified as discontinued operations beginning in the first quarter of Fiscal 2008 in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Management Outlook

The Company does not anticipate additional charges or gains in the fiscal year ending January 31, 2008 related to the disposition of stores announced in February 2007. Thirty of the stores designated for closure under the planned disposition of 31 stores were closed during the first half of Fiscal 2008 including seven stores in California accounted for in continuing operations and 23 stores in Colorado, Oregon and Washington accounted for in discontinued operations. One California store included in the planned disposition will remain open. Approximately two thirds of the closed store locations have been sold or sub-leased and the remainder are being actively marketed. Any additional charges or gains related to this planned disposition of stores will be incurred only as a result of sales of property or changes to management’s current estimates and assumptions regarding the disposition of the remaining store locations. The timing of future transactions and charges related to this disposition are subject to significant uncertainty including the variability in future vacancy periods, sublease income and the timing of property sales.

For the 53 weeks ending January 31, 2008, Longs is estimating that total revenues from continuing operations will increase 5 to 7 percent and total retail drug store sales will increase 5 to 7 percent compared with the 52 weeks ended January 25, 2007. The Company estimates that same-store sales will increase 1 to 3 percent on a comparable 52-week basis compared with last year. Given these revenue assumptions, the financial results recorded for the first nine months of Fiscal 2008 and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve income from continuing operations of $2.67 to $2.73 per diluted share in Fiscal 2008, excluding the net charges related to the disposition of previously designated stores of approximately $0.16 per diluted share. Including the estimated net charges, management’s outlook for income from continuing operations for Fiscal 2008 is $2.51 to $2.57 per diluted share. Income from continuing operations for the 52 weeks ended January 25, 2007 was $2.08 per diluted share, including $2.8 million after-tax transition costs related to a new distribution center, or $0.07 per diluted share.

For the fourteen weeks ending January 31, 2008, Longs is estimating that total revenues from continuing operations will increase 10 to 12 percent and total retail drug store sales will increase 9 to 11 percent compared with the thirteen weeks ended January 25, 2007. The Company estimates that same-store sales will increase 0 to 2 percent on a comparable thirteen-week basis compared with the fourth quarter of last year. Given these revenue assumptions and the

Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve income from continuing operations in the range of $0.92 to $0.98 per diluted share. Income from continuing operations for the thirteen weeks ended January 25, 2007 was $0.80 per diluted share.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST today to discuss its third quarter performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor Relations. A replay of the conference call will be available approximately two hours after the call and available through Wednesday, November 21, 2007 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 413179 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Such statements relate to, among other things, expected financial results for the fourth quarter and full fiscal year (including revenues, same-store sales and income from continuing operations), capital expenditures, progress on strategic initiatives, opening, relocating and remodeling of stores, profits from prescription drug plans, performance of RxAmerica, expenses relating to closure of stores, potential gains from sale of real estate and other assets, and are indicated by such words as “will”, “expects”, “estimates”, “goals”, “plans” or similar words. These statements are based on the

Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those contemplated by such statements. Risks and uncertainties relate to, among other things, changing market conditions in the overall and regional economy and in the retail industry, the new Medicare Drug Benefit, transitioning to greater self-distribution, opening, remodeling and closing stores, labor unrest, generic drug pricing, natural or manmade disasters, competition, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, additional expenses that may be incurred in connection with closing stores, the timing of selling stores and/or liquidating assets and other factors described from time to time in the Company’s news releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. In particular, we may have additional charges or gains relating to the store closures as plans and activities are finalized. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates more than 500 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 39 weeks ended
	October 25, 2007	October 26, 2006	October 25, 2007	October 26, 2006
	Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,158,422	$1,123,875	$3,539,024	$3,420,722
Pharmacy benefit services revenues	79,731	75,015	270,688	243,758

Total revenues	1,238,153	1,198,890	3,809,712	3,664,480
Costs and expenses:
Cost of retail drug store sales	857,633	843,777	2,619,810	2,564,162
Prescription drug plan benefit costs	45,270	45,033	191,940	181,055
Operating and administrative expenses	302,419	284,905	883,719	836,916
Legal settlements and other disputes, net	—	—	(431)	(430)
Provision for store closures and asset impairments, net	691	447	10,277	447

Operating income	32,140	24,728	104,397	82,330
Interest expense	2,468	2,938	5,916	5,780
Interest income	(224)	(218)	(702)	(1,855)

Income from continuing operations before income taxes	29,896	22,008	99,183	78,405
Income taxes	10,604	8,671	38,127	29,384

Income from continuing operations	19,292	13,337	61,056	49,021
Income (loss) from discontinued operations, net of tax	106	(632)	(2,013)	(1,500)

Net income	$19,398	$12,705	$59,043	$47,521

Earnings per common share:
Basic:
Income from continuing operations	$0.52	$0.36	$1.63	$1.32
Income (loss) from discontinued operations	—	(0.02)	(0.05)	(0.04)

Net income	0.52	0.34	1.58	1.28

Diluted:
Income from continuing operations	$0.51	$0.35	$1.59	$1.28
Income (loss) from discontinued operations	—	(0.02)	(0.05)	(0.04)

Net income	0.51	0.33	1.54	1.24

Dividends per common share	$0.14	$0.14	$0.42	$0.42
Weighted average number of shares outstanding:
Basic	37,293	37,109	37,411	37,266
Diluted	38,170	38,076	38,331	38,259
Number of stores in continuing operations, beginning of period	492	477	486	453
Stores opened	13	2	16	7
Stores acquired	—	—	12	21
Stores closed	—	(1)	(9)	(3)

Number of stores in continuing operations, end of period	505	478	505	478

Number of stores in discontinued operations, beginning of period	—	23	23	23
Stores opened	—	—	—	—
Stores acquired	—	—	—	—
Stores closed	—	—	(23)	—

Number of stores in discontinued operations, end of period	—	23	—	23

Store relocations	—	1	1	1

Condensed Consolidated Balance Sheets (unaudited)

	October 25, 2007	October 26, 2006	January 25, 2007
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$32,066	$24,555	$27,596
Accounts receivable, net	301,893	319,691	282,728
Merchandise inventories, net	534,708	530,756	491,295
Deferred income taxes	64,041	41,198	60,153
Prepaid expenses and other current assets	23,626	21,898	22,017
Assets held for sale	4,173	—	—

Total current assets	960,507	938,098	883,789

Property:
Land	116,564	116,171	116,171
Buildings and leasehold improvements	712,085	643,812	668,800
Equipment and fixtures	623,189	613,429	621,068

Total	1,451,838	1,373,412	1,406,039
Less accumulated depreciation	713,153	704,798	705,856

Property, net	738,685	668,614	700,183

Goodwill	84,450	84,403	84,450
Intangible assets, net	29,904	13,269	14,904
Other non-current assets	11,824	6,357	4,342

Total	$1,825,370	$1,710,741	$1,687,668

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$269,481	$266,847	$230,754
Pharmacy benefits payable	124,070	119,110	148,595
Accrued employee compensation and benefits	113,966	117,815	131,088
Taxes payable	49,469	48,263	59,715
Other accrued expenses	70,418	63,840	73,682
Current maturities of debt	36,727	43,727	6,727

Total current liabilities	664,131	659,602	650,561

Long-term debt	189,364	192,091	118,091
Deferred income taxes and other long-term liabilities	115,253	72,077	103,459
Commitments and Contingencies
Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,594,000, 37,352,000 and 37,406,000 shares outstanding	18,797	18,676	18,703
Additional capital	292,194	243,347	250,113
Retained earnings	545,631	524,948	546,741

Total stockholders’ equity	856,622	786,971	815,557

Total	$1,825,370	$1,710,741	$1,687,668

Condensed Statements of Consolidated Cash Flows (unaudited)

	39 weeks ended
	October 25, 2007	October 26, 2006
	Thousands
Operating Activities:
Net income	$59,043	$47,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,332	65,033
Provision for store closures and asset impairments, net	6,089	447
Deferred income taxes and other	(9,188)	(7,142)
Stock awards and options, net	21,279	14,400
Excess tax benefits related to stock awards and options	(7,579)	(4,414)
Common stock contribution to benefit plan	12,765	10,669
Changes in assets and liabilities:
Accounts receivable	18,687	(32,139)
Merchandise inventories	(45,803)	(65,875)
Other assets	(2,407)	(2,352)
Current liabilities and other	(16,659)	67,221

Net cash provided by operating activities	106,559	93,369

Investing Activities:
Capital expenditures	(117,634)	(110,914)
Acquisitions	(23,777)	(17,736)
Proceeds from dispositions of assets	20,193	1,248

Net cash used in investing activities	(121,218)	(127,402)

Financing Activities:
Proceeds from line of credit borrowings, net	108,000	139,000
Repayments of private placement borrowings	(6,727)	(8,870)
Repurchase of common stock	(51,310)	(44,134)
Proceeds from exercise of stock options	15,715	11,732
Dividend payments	(15,901)	(15,806)
Medicare Part D subsidy disbursements, net	(37,852)	(102,341)
Excess tax benefits related to stock awards and options	7,579	4,414
Other	(375)	(69)

Net cash provided by (used) in financing activities	19,129	(16,074)

Increase (decrease) in cash and cash equivalents	4,470	(50,107)
Cash and cash equivalents at beginning of period	27,596	74,662

Cash and cash equivalents at end of period	$32,066	$24,555

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$6,567	$5,471
Cash paid for income taxes	41,534	38,682